                                                                      EXHIBIT 12

                   THE COASTAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                                 NINE MONTHS
                                                                                    ENDED
                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                ------------------------------------------     ------------------
                                1991    1992      1993     1994     1995        1995        1996
                                ----    ------    -----    -----    ------     -------     ------
Earnings:
  Pretax earnings (loss)
   from continuing
   operations............      $  (.7)  $(197.2)  $202.4   $324.9   $297.2     $ 182.8     $ 253.5
  Fixed charges,
   excluding capitalized
   interest--see below...       480.5     524.8    481.8    433.9    441.9       334.5       302.3
                              -------   -------   ------   ------   ------     -------     -------
  Earnings...............     $ 479.8   $ 327.6   $684.2   $758.8   $739.1     $ 517.3     $ 555.8
                              =======   =======   ======   ======   ======     =======     =======
Fixed Charges:
  Interest expense.......     $ 437.8   $ 485.2   $442.5   $407.8   $415.4     $ 314.9     $ 278.2
  Interest factor, in-
   cluded in rentals.....        32.7      30.9     32.7     24.0     26.5        19.6        24.1
  Dividends on preferred
   stock of subsidiaries.        10.0       8.7      6.6      2.1       --          --          --
                              -------   -------   ------   ------   ------     -------     -------
  Fixed charges,
   excluding capitalized
   interest..............       480.5     524.8    481.8    433.9    441.9       334.5       302.3
  Capitalized interest...        22.1      10.7      8.4      8.3      5.9         4.6         5.5
                              -------   -------   ------   ------   ------     -------     -------
  Fixed charges..........     $ 502.6   $ 535.5   $490.2   $442.2   $447.8     $ 339.1     $ 307.8
                              =======   =======   ======   ======   ======     =======     =======
Ratio of earnings to
 fixed charges...........         --        --     1.40x    1.72x    1.65x       1.53x       1.81x
                              =======   =======   ======   ======   ======     =======     =======

For the years ended December 31, 1991 and 1992, earnings were less than fixed charges by $22.8 million and $207.9 million, respectively.